                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement   [_]  Confidential, for Use of the Commission
                                        Only (as Permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            US AIRWAYS GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

   (5) Total fee paid:

       -------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

       -------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

   (3) Filing Party:

       -------------------------------------------------------------------------

   (4) Date Filed:

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Notes:

                            US AIRWAYS GROUP, INC.
                              2345 CRYSTAL DRIVE
                           ARLINGTON, VIRGINIA 22227

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 15, 2002
                               Washington, D.C.

                               -----------------

                                                                 April 12, 2002

To the Stockholders of
   US AIRWAYS GROUP, INC.

   The 2002 annual meeting of stockholders of US Airways Group, Inc. (the "Company") will be held at the Capital Hilton Hotel, 16th & K Streets, N.W., Washington, D.C. on May 15, 2002 at 9:30 a.m. local time, to consider and act on the following matters:

       1. The election of 12 directors to hold office for one year or until their successors are elected and qualified (Item No. 1).

       2. Ratification of the selection of auditors of the Company for fiscal year 2002 (Item No. 2).

       3. Consideration of one stockholder proposal as described in the accompanying Proxy Statement (Item No. 3).

       4. The transaction of such other business as may properly come before the meeting.

   Eligible stockholders of record at the close of business on March 25, 2002 will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting may be examined at the executive offices of the Company at 2345 Crystal Drive, Arlington, Virginia.

                                          By Order of the Board of Directors

                                                   Jennifer C. McGarey
                                                        Secretary

   If you do not expect to attend the meeting in person, please sign and date the accompanying proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                            US AIRWAYS GROUP, INC.
                              2345 CRYSTAL DRIVE
                           ARLINGTON, VIRGINIA 22227

                               -----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 15, 2002

                               -----------------

                                 INTRODUCTION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of US Airways Group, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders in Washington, D.C. on May 15, 2002. Enclosed with this Proxy Statement is a notice of the meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 2345 Crystal Drive, Arlington, Virginia 22227, on or before the business day prior to the meeting or at the meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is April 12, 2002.

   Shares of the Company's common stock, par value $1.00 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the shares will be voted in accordance with the recommendations of the Board of Directors.

   For those participants who hold shares in the US Airways, Inc. Employee Stock Ownership Plan, the US Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401(k) Savings Plan, the US Airways, Inc. 401(k) Savings Plan for Pilots or the Supplemental Retirement Plan of Piedmont Aviation, Inc., the proxy card must be received no later than May 10, 2002 in order to be voted in a timely manner by the administrator of the plans. In accordance with these plans, you may not vote the shares in person at the meeting.

   Stockholders of record at the close of business on March 25, 2002 (the "Record Date") are entitled to vote at the meeting. On March 25, 2002 the Company had outstanding 68,058,172 shares of Common Stock. Each share of Common Stock is entitled to one vote, except as set forth below. From time to time, the voting power of the Common Stock may be limited by then applicable U.S. statutory and U.S. Department of Transportation regulatory foreign ownership restrictions ("Foreign Ownership Restrictions") the breach of which could result in the loss of any operating certificate or authority of the Company or certain of its subsidiaries. As of the date hereof, the Company does not believe that Foreign Ownership Restrictions limit the voting power of any Common Stock and the Company expects that the holders thereof will be entitled to their full voting power at the annual meeting.

Required Votes

   The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock will elect candidates for director (Item No. 1 on your proxy). Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required (i) to ratify the Board of Directors' appointment of KPMG LLP as the Company's independent public accountants for 2002 (Item No. 2), and (ii) to approve the stockholder proposal regarding cumulative voting (Item No. 3). Therefore, abstentions as to these particular proposals will have the same effect as votes against such proposals. With respect to Item No. 2, broker non-votes will be treated as votes against the proposal. With respect to Item No. 3, however, broker non-votes will be deemed shares of stock not entitled to vote on such proposal and will not be counted as votes for or against such proposal, and will not be included in calculating the number of votes necessary for approval of such proposal.

                         BENEFICIAL SECURITY OWNERSHIP

   The following information pertains to Common Stock beneficially owned by all directors, nominees for director and executive officers of the Company (or its principal operating subsidiary, US Airways, Inc. ("US Airways")) as of January 31, 2002. Information with respect to beneficial ownership is based upon information furnished by each director, nominee for director and executive officer of the Company. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                   Number of       Percent of
                      Owner                         Shares          Class(1)
                      -----                        ---------       ----------
Directors and Nominees for Director
  Mathias J. DeVito...............................     9,500(2)
  Peter M. George.................................     7,341(3)
  Robert L. Johnson...............................    12,744(4)
  Robert LeBuhn...................................    36,016(2)(5)
  John G. Medlin, Jr..............................    12,500(2)
  Hanne M. Merriman...............................     9,000(2)
  Thomas H. O'Brien...............................     5,375(3)
  Hilda Ochoa-Brillembourg........................    24,694(3)(6)
  Richard B. Priory...............................     6,711(3)
  David N. Siegel.................................         0(7)
  Raymond W. Smith................................    19,121(2)
  Stephen M. Wolf................................. 3,029,616(8)       4.5%
Executive Officers
  Lawrence M. Nagin...............................   430,486(9)
  Michelle V. Bryan...............................   107,131(10)
  Thomas A. Mutryn................................   189,722(11)
  Gregory T. Taylor...............................   108,660(12)
  Rakesh Gangwal.................................. 2,199,412(13)      3.2%
  21 directors and executive officers of the
   Company as a group............................. 6,658,767(14)      9.8%

--------
 (1) Percentages are shown only where they exceed one percent of the number of shares outstanding and are based on shares of Common Stock outstanding on January 31, 2002.
 (2) These holdings include 7,500 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options.
 (3) These holdings include 3,000 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options.
 (4) These holdings include 4,500 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options.
 (5) These holdings include 10,000 shares of Common Sock held in trust.
 (6) These holdings include 14,000 shares of Common Stock held jointly by Ms. Ochoa-Brillembourg and her spouse.
 (7) See page 16 for a description of Mr. Siegel's rights to obtain shares of Common Stock which are subject to certain restrictions ("Restricted Stock") and stock options.
 (8) Mr. Wolf's holdings include 350,000 shares of Restricted Stock and 1,975,000 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options. Mr. Wolf retired as Chairman and Chief Executive Officer of both the Company and US Airways, effective March 11, 2002. He remains non-executive Chairman of the Board of Directors of both the Company and US Airways.
 (9) Mr. Nagin's holdings include 35,000 shares of Restricted Stock and 325,000 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options. Mr. Nagin retired from the Company and US Airways effective March 31, 2002.
(10) Ms. Bryan's holdings include 28,750 shares of Restricted Stock and 62,000 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options.
(11) Mr. Mutryn's holdings include 48,332 shares of Restricted Stock and 118,750 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options. Mr. Mutryn ceased to be the Senior Vice President--Finance and Chief Financial Officer effective April 5, 2002.
(12) Mr. Taylor's holdings include 35,250 shares of Restricted Stock and 57,500 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options.

(13) Mr. Gangwal's holdings include 1,625,000 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options. Mr. Gangwal resigned as an officer and director of both the Company and US Airways effective November 27, 2001.
(14) All directors' and executive officers' holdings include 580,832 shares of Restricted Stock and 4,536,750 shares of Common Stock issuable within 60 days of January 31, 2002 upon exercise of stock options.
Set forth below are the number of options and units of phantom stock of the Company ("Deferred Stock Units") held by each director who participates in the director compensation programs. See "Compensation of Directors" below. Although each Deferred Stock Unit represents the economic equivalent of a share of Common Stock, no voting rights are attached thereto and the Deferred Stock Units lack certain other attributes of Common Stock.

                                         Number of       Number of Director
      Owner                         Deferred Stock Units  Stock Options(1)
      -----                         -------------------- ------------------
       Directors
        Mathias J. DeVito..........      11,069.29             9,000
        Peter M. George............       1,500.00             4,500
        Robert L. Johnson..........       2,000.00             6,000
        Robert LeBuhn..............      10,111.38             9,000
        John G. Medlin, Jr.........      10,185.42             9,000
        Hanne M. Merriman..........       7,239.13             9,000
        Thomas H. O'Brien..........       1,500.00             4,500
        Hilda Ochoa-Brillembourg...       1,500.00             4,500
        Richard B. Priory..........       1,500.00             4,500
        Raymond W. Smith...........       5,694.78             9,000

--------
(1) The holdings for Messrs. DeVito, LeBuhn, Medlin and Smith and Ms. Merriman include 7,500 shares of Common Stock issuable within 60 days of January 31, 2002 upon the exercise of stock options. The holdings for Mr. Johnson include 4,500 shares of Common Stock issuable within 60 days of January 31, 2002 upon the exercise of stock options. The holdings for Messrs. George, O'Brien and Priory and Ms. Ochoa-Brillembourg include 3,000 shares of Common Stock issuable within 60 days of January 31, 2002. These options are also reflected in the Beneficial Security Ownership table on page 2.

   The only persons known to the Company (from Company records and reports on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC")) which owned, as of January 31, 2002, more than 5% of its Common Stock are listed below:

                                                                Percent
               Name and address            Amount and nature       of
Title of Class of beneficial owner      of beneficial ownership Class(1)
-------------- -------------------      ----------------------- --------
 Common Stock  Julian H. Robertson, Jr.        4,401,084(2)       6.5%
               101 Park Avenue
               New York, NY 10178

--------
(1) Represents percentage of shares of Common Stock outstanding on January 31, 2002.
(2) As set forth in a Schedule 13G, dated February 14, 2002, as of December 31, 2001.

                      ELECTION OF DIRECTORS (Item No. 1)

   Pursuant to the by-laws of the Company, the Board of Directors consists of 12 members. All of the directors except Mr. Siegel were elected in September, 2001 by the stockholders of the Company. Each director of the Company is also a director of the Company's principal operating subsidiary, US Airways. Directors will be elected to hold office for one year or until the election and qualification of their successors. Proxies will be voted only for the nominees named below. Except as noted otherwise, the following biographies describe the business experience of each nominee for at least the past five years.

                                                                                 Served as
                                                                                 director
                                                                                   since
-                                                                                ---------

Mathias J. DeVito, 71 Mr. DeVito is Chairman Emeritus of The Rouse                 1981
                      Company (real estate development and management). He
                      serves as a Director of Mars Supermarkets, Inc., Lenders
                      Service, Inc. and Sitel Corporation. He is a member of the
                      Board of the Maryland Institute, College of Art, and
                      former Chairman of the Greater Baltimore Committee.
                      Mr. DeVito is Chairman of the Human Resources
                      Committee and a member of the Executive and Safety
                      Committees of the Board of Directors.

Peter M. George, 58.. Mr. George has since November 2001 been Senior               1998
                      Vice President and Managing Director of the International
                      Group for Park Place Entertainment. Mr. George was,
                      until he retired in August 2000, Vice Chairman and Chief
                      Executive Officer of Hilton Group PLC (hotel and
                      gaming industries) and held such position since 1994. Mr.
                      George also serves as a Director of the Hilton Hotels
                      Corporation and Magna Entertainment Corporation. Mr.
                      George is a member of the Nominating and Human
                      Resources Committee of the Board of Directors.

Robert L. Johnson, 56 Mr. Johnson is the Chief Executive Officer of BET            1998
                      Holdings, Inc., a subsidiary of Viacom Inc. (media-
                      entertainment holding company). Mr. Johnson also serves
                      as a Director of the Hilton Hotels Corporation, The
                      United Negro College Fund, the National Cable and
                      Telecommunications Association, the American Film
                      Institute, and General Mills Corporation. He is a member
                      of the Audit and Nominating Committees of the Board of
                      Directors.

Robert LeBuhn, 69.... Mr. LeBuhn is a private investor and is a Director of        1966
                      Cambrex Corporation and Enzon, Inc. He is Trustee and
                      Chairman of the Geraldine R. Dodge Foundation,
                      Morristown, New Jersey; a trustee and Treasurer of All
                      Kinds of Minds, Chapel Hill, North Carolina; a trustee of
                      Executive Service Corps, Aspen, Colorado; director of
                      The International Research Foundation for Children's
                      Eyecare, Inc., New York and a member of the National
                      Council of the Aspen Music Festival and School in
                      Aspen, Colorado. He is Chairman of the Safety
                      Committee and a member of the Audit and Executive
                      Committees of the Board of Directors.

                                                                                         Served as
                                                                                         director
                                                                                           since
                                                                                         ---------
John G. Medlin, Jr., 68..... Mr. Medlin is Chairman Emeritus and, until April, 1998,       1987
                             was Chairman of the Board of Wachovia Corporation
                             (bank holding company), a position he had held since
                             1988. Mr. Medlin also served as Chief Executive Officer
                             of Wachovia Corporation from 1977 until December 31,
                             1993. Mr. Medlin is a trustee of The Duke Endowment,
                             the Kenan Institute for Ethics, the National Humanities
                             Center, Wake Forest University, the Research Triangle
                             Foundation, the Winston-Salem Foundation and a
                             member of the North Carolina Judicial Council. He also is
                             a Director of BellSouth Corporation, Burlington
                             Industries, Inc., Media General, Inc., and R.J. Reynolds
                             Tobacco Holdings, Inc. He is Chairman of the
                             Nominating Committee and a member of the Executive
                             and Human Resources Committees of the Board of
                             Directors.
Hanne M. Merriman, 60....... Mrs. Merriman is the Principal in Hanne Merriman Asso-        1985
                             ciates (retail business consultants). Mrs. Merriman is a
                             Director of Ameren Corporation, State Farm Mutual
                             Automobile Insurance Company, The Rouse Company,
                             Ann Taylor Stores Corporation, T. Rowe Price Mutual
                             Funds, and Finlay Enterprises, Inc. She is a member of
                             the National Women's Forum. She was a member of the
                             Board of Directors of the Federal Reserve Bank of
                             Richmond, Virginia from 1984-1990 and served as
                             Chairman in 1989-1990. Mrs. Merriman is Chairman of
                             the Audit Committee and is a member of the Human
                             Resources and Safety Committees of the Board of
                             Directors.
Thomas H. O'Brien, 65....... Mr. O'Brien is Chairman of the Executive Committee of         1999
                             The PNC Financial Services Group, Inc. (diversified
                             financial services) and has held this title since May 2001.
                             He also served as Chairman of the PNC Financial
                             Services Group, Inc. and Chairman of PNC Bank,
                             National Association and held those combined titles from
                             May 2000 to May 2001. He served as Chairman and
                             Chief Executive Officer from June 1988 until May 2000.
                             Mr. O'Brien serves as a Director of Verizon
                             Communications, Inc., Viasystems Inc., BlackRock, Inc.
                             and Hilb, Rogal & Hamilton Company. He also is a
                             board member of the Extra Mile Education Foundation,
                             the Carnegie Museums of Pittsburgh, Pittsburgh Opera,
                             University of Pittsburgh, and is co-chair of the Riverlife
                             Task Force. Mr. O'Brien is a member of the Audit and
                             Safety Committees of the Board of Directors.
Hilda Ochoa-Brillembourg, 57 Ms. Ochoa-Brillembourg is President and Chief Executive       1999
                             Officer of Strategic Investment Management, Emerging
                             Markets Investment Corporation and Emerging Markets
                             Management (investment management), and has held such
                             position since 1987. Prior to that, she was the Chief
                             Investment Officer of the Pension Investment Division at

                                                                                  Served as
                                                                                  director
                                                                                    since
                                                                                  ---------
                      the World Bank. Ms. Ochoa-Brillembourg serves as a
                      Director of World Bank/ International Monetary Fund
                      Credit Union and also the Harvard Management
                      Company. Ms. Ochoa-Brillembourg is also a trustee and
                      executive committee member of the Washington Opera,
                      the National Symphony Orchestra and the Rockefeller
                      Center for Latin American Studies at Harvard University.
                      She is a member of the Audit and Nominating
                      Committees of the Board of Directors.
Richard B. Priory, 55 Mr. Priory is Chairman of the Board, President and Chief      1999
                      Executive Officer of the Duke Energy Corporation (global
                      energy services). Prior to that, he was President and Chief
                      Operating Officer of Duke Power Company from 1994
                      until its merger with Pan Energy Corporation in 1997. Mr.
                      Priory joined Duke Power Company in 1976. He is a
                      member of the Board of Directors of the Dana Corporation,
                      and the Foundation of the University of North- Carolina at
                      Charlotte. Mr. Priory is a member of the Nominating and
                      Safety Committees of the Board of Directors.
David N. Siegel, 40.. Mr. Siegel became President and Chief Executive Officer       2002
                      of the Company and US Airways in March 2002.
                      Immediately prior to joining US Airways, Mr. Siegel was
                      Chairman and Chief Executive Officer of Avis Rent A
                      Car since September 2001. He also served as Managing
                      Director of eVolution Global Partners from June 2000
                      until August 2001. Prior thereto, Mr. Siegel was President and Chief Operating Officer of Budget Group from
                      November 1999 to May 2000. Mr. Siegel previously
                      served in a variety of management roles at Continental
                      Airlines including President, Continental Express from
                      November 1995 to October 1999, Senior Vice President,
                      Planning and Scheduling from August 1994 to October
                      1995, and Vice President, Corporate Development from
                      June 1993 to July 1994. Prior to joining Continental
                      Airlines, Mr. Siegel was a Director, Corporate Planning at
                      Northwest Airlines. Mr. Siegel is a Director of Mountain
                      Province Diamonds. Mr. Siegel is a member of the
                      Executive Committee of the Board of Directors.
Raymond W. Smith, 64. Mr. Smith is the founding partner of Arlington Capital        1990
                      Partners. He is also Chairman of Rothschild North
                      America, Inc. (international investment banking) and
                      Chairman of Verizon Ventures. Prior to that he was
                      Chairman of the Board and Chief Executive Officer of
                      Bell Atlantic Corporation from 1989 until December
                      1998. Previously, Mr. Smith had served as Vice Chairman
                      and President of Bell Atlantic and Chairman of The Bell
                      Telephone Company of Pennsylvania. He is a trustee of
                      Carnegie Mellon University and the Lincoln Center
                      Theater and serves on the boards of Carnegie Corporation
                      and Rothschild Continuation Holdings AG. He is a
                      member of the Executive and Human Resources
                      Committees of the Board of Directors.

                                                                               Served as
                                                                               director
                                                                                 since
                                                                               ---------
Stephen M. Wolf, 60 Mr. Wolf is non-executive Chairman of the Board of           1996
                    Directors of the Company and US Airways and has
                    served in those positions since March 2002. Prior to that,
                    Mr. Wolf served as Chairman of the Company and US
                    Airways since January 1996. He reassumed the position
                    of Chief Executive Officer of the companies in November
                    2001 when Mr. Gangwal resigned those positions. Mr.
                    Wolf also served as Chief Executive Officer of the
                    Company from January 1996 until November 1998, and
                    as the Chief Executive Officer of US Airways from
                    January 1996 until May 1998. Immediately prior to
                    joining US Airways, Mr. Wolf was a senior advisor to the
                    investment bank Lazard Freres & Co. Mr. Wolf was
                    Chairman and Chief Executive Officer of UAL
                    Corporation and United Air Lines, Inc. from December
                    1987 until July 1994. Mr. Wolf is a Director of Philip
                    Morris Companies, Inc., R.R. Donnelley & Sons Co., The
                    Brookings Institution, Georgetown University and the
                    World Wildlife Fund. Mr. Wolf is also Chairman of the
                    Executive Committee.

Committees and Meetings of the Board of Directors

   The Board of Directors of the Company held twenty meetings in 2001. During 2001, the following standing committees as established by the Board of Directors were in effect: Audit Committee, Executive Committee, Human Resources Committee, Nominating Committee and Safety Committee. During 2001, the Audit Committee held seven meetings, the Executive Committee held nine meetings, the Human Resources Committee held nine meetings, the Nominating Committee held one meeting, and the Safety Committee held two meetings.

   The Audit Committee, in consultation with financial officers of the Company and the independent public accountants, assists in establishing the scope of the annual audit. The Audit Committee (1) reviews annual and quarterly financial statements and periodic reports filed with the SEC, (2) recommends to the Board of Directors the appointment of independent public accountants, (3) reviews the annual programs of the internal audit staff and (4) reviews programs designed to protect and maintain the assets of the Company, including insurance and internal security programs.

   The Human Resources Committee determines the salaries, incentive compensation, stock option and restricted stock grants, retirement and other benefits which accrue to officers of the Company and its subsidiaries. The Human Resources Committee makes recommendations to the Board of Directors concerning the levels of compensation and benefits for the Chairman and the Chief Executive Officer.

       The Nominating Committee is responsible for making recommendations regarding the nomination of individuals for election to the Board of Directors. The Nominating Committee will consider individuals recommended by stockholders. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

   During 2001, each of the incumbent directors attended 75 percent or more of the total number of meetings of the Board of Directors and of the committees on which the director served.

Compensation of Directors

   The annual retainer and meeting fee payable to non-employee directors in 2001 were $22,000 and $1,000, respectively. Mr. DeVito, Chairman of the Human Resources Committee, Ms. Merriman, Chairman of the Audit Committee, Mr. Medlin, Chairman of the Nominating Committee, and Mr. LeBuhn, Chairman of the Safety Committee, each receives an additional fee of $2,000 per year for serving in those respective capacities. Mr. DeVito also received a payment of $25,000 for the additional time expended in connection with matters related to the Human Resources Committee. Pursuant to the terms of the US Airways Group, Inc. Nonemployee Directors Stock Purchase Plan, the directors may elect to receive all or a portion of their retainer and meeting fees in the form of Company stock. During 2001, Mr. Wolf received his compensation in his capacity as an officer of US Airways and received no additional compensation as a director of the Company and US Airways. Prior to his resignation in November, 2001, Mr. Gangwal also received his compensation in his capacity as an officer of US Airways and received no additional compensation as a director of the Company and US Airways.

   The compensation for non-employee directors consists of cash and stock compensation. Each year active directors receive a grant of 1,500 stock options and 500 Deferred Stock Units, both of which vest on the earlier of the completion of their term of office or one year after grant. Using stock based compensation for directors is intended to more closely align directors' financial interests with that of shareholders of the Company.

   Each director, director's spouse and the director's dependent children are provided free transportation on US Airways and reimbursement for federal and state income taxes incurred thereon. Additionally, these benefits are provided for retired directors. During 2001, non-employee directors received the following benefits under this program: Mathias J. DeVito, $3,012; Peter M. George, $25,398; Robert L. Johnson, $104; Robert LeBuhn, $27,322; John G. Medlin, Jr., $6,799; Hanne M. Merriman, $23,585; Thomas H. O'Brien, $0; Hilda Ochoa-Brillembourg, $31,894; Richard B. Priory, $1,302; and Raymond W. Smith, $0.

Certain Relationships and Related Transactions

   Robert L. Johnson has been a member of the Board of Directors of the Company and US Airways since 1998. To address certain potential competitive issues surrounding a proposed merger transaction between the Company and UAL Corporation, to be carried out pursuant to a certain Agreement and Plan of Merger dated as of May 23, 2000, as amended, (Merger Agreement) by and among the Company, UAL Corporation and Yellow Jacket Acquisition Corp., the Company, UAL Corporation and Mr. Johnson entered into a certain Memorandum of Understanding dated May 23, 2000, as amended (Memorandum). The Memorandum contemplated the formation of an entity to acquire certain of the assets of the combined company and the creation of a new regional airline, DC Air. The transactions contemplated in the Memorandum were contingent upon consummation of the merger. The Memorandum terminated on July 27, 2001 concurrent with the termination of the Merger Agreement.

   Pursuant to the terms of the Memorandum, if the Memorandum was terminated for any reason other than solely as a result of a breach by Mr. Johnson, the Company would, upon request of Mr. Johnson, reimburse Mr. Johnson for up to $3 million of his reasonable out-of-pocket expenses incurred in connection with the Memorandum and the transactions contemplated thereby. In September, 2001, US Airways paid Mr. Johnson $2.094 million as reimbursement for his out-of-pocket expenses.

Executive Officers

   The executive officers of the Company are: David N. Siegel, President and Chief Executive Officer of the Company and US Airways; Michelle V. Bryan, Executive Vice President--Corporate Affairs and General Counsel of the Company and US Airways; Neal S. Cohen--Executive Vice President--Finance and Chief Financial Officer of the Company and US Airways; Alan W. Crellin, Executive Vice President--Operations of US Airways; N. Bruce Ashby, Senior Vice President--Corporate Development of US Airways; B. Ben Baldanza, Senior Vice President--Marketing and Planning of US Airways; Christopher Doan, Senior Vice President--Maintenance of US Airways; Jerrold A. Glass, Senior Vice President--Employee Relations of US Airways and Gregory T. Taylor, Senior Vice President and President--Express Division of US Airways. Mr. Siegel joined the Company and US Airways in March 2002. Ms. Bryan joined US Airways in 1983, was promoted to Senior Vice President--Human Resources of US Airways in 1999 and was named Executive Vice President--Corporate Affairs and General Counsel of the Company and US Airways in April 2002. Mr. Cohen joined the Company and US Airways in April 2002. Mr. Crellin joined US Airways' predecessor, Pacific Southwest Airlines in 1971, was promoted to Senior Vice President--Customer Service in March 2000, and was promoted to Executive Vice President--Operations in January 2002. Mr. Doan joined US Airways in March 1997. Mr. Ashby joined US Airways in April 1996 and became Senior Vice President--Corporate Development in June 1999. Mr. Taylor joined US Airways in November 1998, was promoted to Senior Vice President--Planning in June 1999 and was named Senior Vice President and President--Express Division in April 2002. Mr. Glass joined US Airways in April 2002.

Compensation of Executive Officers

   The Summary Compensation Table below sets forth the compensation paid during the years indicated to the individuals who served as the Chief Executive Officer during the last fiscal year and the four remaining most highly compensated executive officers of the Company or its subsidiaries as of the last day of the last fiscal year.

                          Summary Compensation Table

                                                        Other       Restricted
   Name and Principal                                  -Annual        Stock                      LTIP         All Other
        Position          Year  Salary     Bonus (B) Compensation   Awards (I)    Options (#) Payouts (P)  Compensation (R)
------------------------  ---- --------    --------- ------------   ----------    ----------- -----------  ----------------
Stephen M. Wolf.......... 2001 $438,461(A) $      0   $   77,847(C) $1,393,600(J)   390,000    $      0        $107,708
 Former Chairman and      2000 $600,000    $      0   $7,691,036(C) $3,112,500(J)         0    $      0        $164,803
 Chief Executive Officer  1999 $600,000    $600,000   $4,325,146(C) $        0            0    $      0(Q)     $208,593
Rakesh Gangwal........... 2001 $493,269(A) $      0   $  110,414(D) $2,144,000(K)   600,000    $      0        $130,878
 Former President and     2000 $675,000    $      0   $7,478,724(D) $3,815,625(K)         0    $      0        $160,666
 Chief Executive          1999 $675,000    $675,000   $1,912,405(D) $        0(K)         0    $      0(Q)     $183,261
 Officer
Lawrence M. Nagin........ 2001 $428,038    $      0   $   26,299(E) $  134,000(L)   100,000    $      0        $ 77,738
 Former Executive Vice    2000 $410,000    $      0   $  890,529(E) $  705,938(L)         0    $      0        $134,872
 President - Corporate    1999 $390,577    $425,000   $  488,638(E) $  548,750(L)         0    $186,827        $191,666
 Affairs and General
 Counsel
Michelle V. Bryan........ 2001 $303,346    $      0   $   12,055(F) $   80,400(M)    50,000    $      0        $ 39,318
 Executive Vice           2000 $275,000    $      0   $  137,831(F) $  643,125(M)         0    $      0        $ 49,252
 President - Corporate    1999 $249,038    $250,000   $    5,776(F) $  274,375(M)    20,000    $ 94,757        $ 50,055
 Affairs and General
 Counsel
Thomas A. Mutryn......... 2001 $400,769    $      0   $   21,069(G) $  134,000(N)    75,000    $      0        $ 67,163
 Former Senior Vice       2000 $375,000    $      0   $   51,172(G) $  894,375(N)         0    $      0        $ 97,252
 President - Finance      1999 $337,308    $375,000   $   61,254(G) $  411,563(N)         0    $111,600        $ 96,155
 and Chief Financial
 Officer
Gregory T. Taylor........ 2001 $294,327    $      0   $   27,500(H) $   80,400(O)    50,000    $      0        $ 48,718
 Senior Vice President    2000 $275,000    $      0   $   43,820(H) $  705,938(O)         0    $      0        $ 62,200
 and President - Express  1999 $229,423    $250,000   $   43,874(H) $  192,063(O)    15,000    $ 68,717        $ 70,535
 Division

--------
(A) Mr. Wolf declined to accept any salary during the period from September, 2001 though December 31, 2001. Mr. Gangwal declined to accept any salary for the period September, 2001 through the date of his resignation in November, 2001.

(B) Incentive awards reflected for 1999 were earned in 1999 but paid in 2000.

(C) Amount disclosed for 2001 includes $18,000 paid for automobile expenses, $25,000 paid for tax and financial planning services and $34,847 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 2000 includes $7,620,370 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Wolf's Restricted Stock agreements with US Airways, $18,000 paid for automobile expenses, $7,029 paid for tax and financial planning services and

   $45,637 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $4,306,356 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Wolf's Restricted Stock agreements with US Airways, $18,000 paid for automobile expenses and $790 in income and tax liability payments related to personal travel provided by US Airways.

(D) Amount disclosed for 2001 includes $16,500 paid for automobile expenses, $47,115 paid for accrued vacation and $46,799 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 2000 includes $7,201,902 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Gangwal's Restricted Stock agreements with US Airways, $197,308 in accrued compensation-related benefits and $41,514 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $1,892,007 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Gangwal's Restricted Stock agreement with US Airways, $18,000 paid for automobile expenses and $2,398 in income and tax liability payments related to personal travel provided by US Airways.

(E) Amount disclosed for 2001 includes $9,000 paid for automobile expenses, $8,400 paid for tax and financial planning services and $8,899 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 2000 includes $720,019 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Nagin's Restricted Stock agreements with US Airways, $126,942 in accrued compensation-related benefits and $14,668 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $451,045 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Nagin's Restricted Stock agreement with US Airways, $9,000 paid for automobile expenses, $10,059 in income and tax liability payments related to personal travel provided by US Airways and $16,134 paid for tax liability related to moving expense.

(F) Amount disclosed for 2001 includes $12,055 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 2000 includes $126,923 in accrued compensation-related benefits and $10,908 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $5,776 in income and tax liability payments related to personal travel provided by US Airways

(G) Amount disclosed for 2001 includes $21,069 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 2000 includes $28,846 in accrued compensation-related benefits and $22,326 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 includes $20,186 in income and tax liability payments related to personal travel provided by US Airways and $41,068 paid for tax liability related to moving expense.

(H) Amount disclosed for 2001 includes $27,500 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 2000 includes $21,154 in accrued compensation-related benefits and $22,666 in income and tax liability payments related to personal travel provided by US Airways. Amount disclosed for 1999 reflects $21,475 paid for tax liability related to personal travel provided by US Airways and $22,399 paid for tax liability related to moving expense.

(I) The aggregate number of shares of Restricted Stock held by each of Messrs. Wolf, Gangwal, Nagin, Mutryn, Taylor, and Ms. Bryan on December 31, 2001, and the respective value based on the fair market value of the stock on such date ($6.03) were, respectively: Mr. Wolf--270,000 shares, $1,628,100; Mr. Gangwal, 0 shares, $0; Mr. Nagin -- 39,375 shares, $237,431; Mr. Mutryn -- 54,582 shares, $329,129; Mr. Taylor -- 39,625 shares, $238,939; and Ms.
    Bryan -- 32,500 shares, $195,975. The Restricted Stock is entitled to the same dividends payable on outstanding shares of Common Stock.

(J) Amount disclosed for 2001 reflects an award of 260,000 shares of Restricted Stock effective October 16, 2001, vesting 25% on November 15, 2001, 25% on December 1, 2002 and 25% on each of October 16, 2003 and October 16, 2004, based on the closing price ($5.36) on the grant date. Amount disclosed for 2000 reflects an award of 100,000 shares of Restricted Stock effective January 18, 2000, vesting 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 29,721 shares of Restricted Stock effective March 9, 2000, vesting immediately, based on the closing price ($20.1875) on the grant date.

(K) Amount disclosed for 2001 reflects an award of 400,000 shares of Restricted Stock effective October 16, 2001, vesting 25% on November 15, 2001, 25% on December 1, 2002, and 25% on each of October 16, 2003 and October 16, 2004 , based on the closing price ($5.36) on the grant date. Amount disclosed for 2000 reflects an award of 125,000 shares of Restricted Stock effective January 18, 2000, scheduled to vest 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 33,437 shares of Restricted Stock effective March 9, 2000, vesting immediately, based on the closing price ($20.1875) on the grant date. Mr. Gangwal forfeited all shares of unvested Restricted Stock upon his resignation on November 27, 2001.

(L) Amount disclosed for 2001 reflects an award of 25,000 shares of Restricted Stock effective October 16, 2001, vesting 25% on November 15, 2001, 25% on December 1, 2002 and 25% on each of October 16, 2003 and October 16, 2004, based on the closing price ($5.36) on the grant date. Amount disclosed for 2000 reflects an award of 17,500 shares of Restricted Stock effective January 18, 2000, scheduled to vest 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 10,000 shares of Restricted Stock effective May 16, 2000, scheduled to vest 25% on each of May 16, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($26.625) on the grant date. Amount disclosed for 1999 reflects an award of 10,000 shares of Restricted Stock, effective May 18, 1999, scheduled to vest 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($54.875) on the grant date.

(M) Amount disclosed for 2001 reflects an award of 15,000 shares of Restricted Stock effective October 16, 2001, vesting 25% on November 15, 2001, 25% on December 1, 2002 and 25% on each of October 16, 2003 and October 16, 2004, based on the closing price ($5.36) on the grant date. Amount disclosed for 2000 reflects an award of 15,000 shares of Restricted Stock effective January 18, 2000, scheduled to vest 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 10,000 shares of Restricted Stock effective May 16, 2000, scheduled to vest 25% on each of May 16, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($26.625) on the grant date. Amount disclosed for 1999 reflects an award of 5,000 shares of Restricted Stock, effective May 18, 1999, scheduled to vest 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($54.875) on the grant date.

(N) Amount disclosed for 2001 reflects an award of 25,000 shares of Restricted Stock effective October 16, 2001, vesting 25% on November 15, 2001, 25% on December 1, 2002 and 25% on each of October 16, 2003 and October 16, 2004, based on the closing price ($5.36) on the grant date. Amount disclosed for 2000 reflects an award of 25,000 shares of Restricted Stock effective January 18, 2000, scheduled to vest 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($25.125) on the grant date; and an award of 10,000 shares of Restricted Stock effective May 16, 2000, scheduled to vest 25% on each of May 16, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($26.625) on the grant date. Amount disclosed for 1999 reflects an award of 7,500 shares of Restricted Stock, effective May 18, 1999, scheduled to vest 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($54.875) on the grant date.

(O) Amount disclosed for 2001 reflects an award of 15,000 shares of Restricted Stock effective October 16, 2001, vesting 25% on November 15, 2001, 25% on December 1, 2002 and 25% on each of October 16, 2003 and October 16, 2004, based on the closing price ($5.36) on the grant date. Amount disclosed for 2000 reflects an award of 17,500 shares of Restricted Stock effective January 18, 2000, scheduled to vest 25% on each of January 18, 2001 and the three succeeding anniversaries of the grant date based on the closing price ($25.125) on the grant date, and an award of 10,000 shares of Restricted Stock effective May 16, 2000, scheduled to vest 25% on each of May 16, 2001 and the three succeeding anniversaries of the grant date, based on the closing price ($26.625) on the grant date. Amount disclosed for 1999 reflects an award of 3,500 shares of Restricted Stock effective May 18, 1999, scheduled to vest 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date based on the closing price ($54.875) on the grant date.

(P) Long Term Incentive Plan (LTIP) payments reflected for the year 1999 were earned for the period 1997-1999 but paid in 2000.

(Q) Messrs. Wolf and Gangwal declined to accept payments from the US Airways Group, Inc. Long Term Incentive Plan for the performance period ending with fiscal year 1999.

(R) As further described herein, amounts disclosed include the value of benefits under the US Airways officer split dollar life insurance program, and contributions to the defined contribution pension plans. Under the split dollar life insurance plan of US Airways, individual life insurance coverage is available to executive officers, with US Airways paying the premium associated with this coverage. Based on life expectancy and other assumptions, US Airways expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued in 2001, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the executives, plus the dollar value of premiums paid by US Airways with respect to the insurance. Mr. Wolf--$35,708; Mr. Gangwal--$40,282; Mr. Nagin--$28,538; Mr. Mutryn--$27,086; Mr. Taylor--$19,285; and
    Ms. Bryan--$13,003. During 2001, US Airways made contributions to the accounts of Messrs. Wolf, Gangwal, Nagin, Mutryn, Taylor and Ms. Bryan in certain defined contribution plans, in the following amounts, respectively:
    $72,000; $90,596; $49,200; $40,077; $29,433; $26,315.

Stock Option Grants in Last Fiscal Year

   The following table provides information on stock option grants in 2001 to the named executive officers.

                                                   Percent of
                              Number of Shares    Total Options                          Grant Date
                              Underlying Option    Granted to     Exercise or Expiration   Present
            Name                   Granted      Employees in 2001 Base Price     Date    Value $/(1)/
            ----              ----------------- ----------------- ----------- ---------- -----------
Stephen M. Wolf..............      390,000             8.88%        $5.415     11/16/11  $1,259,700

Rakesh Gangwal...............      600,000            13.67%        $5.415     11/16/11  $1,938,000

Lawrence M. Nagin............      100,000             2.28%        $5.415     11/16/11  $  323,000

Michelle V. Bryan............       50,000             1.14%        $5.415     11/16/11  $  161,500

Thomas A. Mutryn.............       75,000             1.71%        $5.415     11/16/11  $  242,250

Gregory T. Taylor............       50,000             1.14%        $5.415     11/16/11  $  161,500

--------
(1) The Black-Scholes model used to estimate the present value of the options at the date of grant considers a number of factors, including the stock's projected volatility, the expected exercise period of the option, interest rates and the vesting features of the option. The following assumptions were used in determining the values under the Black-Scholes model: (i) the risk free rate of return:
   3.69%; (ii) expected stock price volatility: 78.2%; (iii) exercise period of 4 years, and (iv) dividend yield: 0.00%. The actual value, if any, realized upon the exercise of a stock option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

   The following table provides information on the number of options held by the named executive officers at fiscal year-end 2001. A portion of the unexercised options held by the officers were in-the-money based on the fair market value of the Common Stock on December 31, 2001 ($6.03).

                                            Number of Unexercised   Value of Unexercised In-
                                              Options/SAR's at       the-Money Options/SAR's
                                                Year-End (#)             at Year-End (#)
                                          ------------------------- -------------------------
                     Shares
                  Acquired on    Value
      Name        Exercise (#) Realized $ Exercisable Unexercisable Exercisable Unexercisable
----------------- ------------ ---------- ----------- ------------- ----------- -------------
Stephen M. Wolf..      0           $0      1,922,500     292,500      $59,963     $179,888

Rakesh Gangwal...      0           $0      1,625,000           0       92,250            0

Thomas A. Mutryn.      0           $0        118,750      56,250       11,531       34,594

Lawrence M. Nagin      0           $0        325,000      75,000       15,375       46,125

Michelle V. Bryan      0           $0         62,000      37,500        7,688       23,063

Gregory T. Taylor      0           $0         57,500      37,500        7,688       23,063

         Long-Term Incentive Plan--Basis of Awards in Last Fiscal Year

                                                    Estimated future payouts under
                                                    non-stock price-based plans(2)
                                                    ------------------------------
                  Performance or other period until Threshold   Target
      Name             maturatio or payout(1)          (%)       (%)   Maximum (%)
----------------- --------------------------------- ---------   ------ -----------
Stephen M. Wolf..               1999-
                                 2001                   0        220       440
                                1999-
Rakesh Gangwal...                2001                   0        220       440
                                1999-
Thomas A. Mutryn.                2001                   0         80       160
                                1999-
Lawrence M. Nagin                2001                   0         80       160
                                1999-
Michelle V. Bryan                2001                   0         70       140
                                1999-
Gregory T. Taylor                2001                   0         70       140

--------
(1) Awards for this cycle are determined based upon the Company's pre-tax margin as compared to the pre-tax margin of selected competitors.

(2) Awards are stated as a percentage of the officer's base annual salary. Actual awards paid for the performance period are listed in the "LTIP Payout" column in the Summary Compensation Table on page 10. No payments were made from the plan for the performance period 1999-2001.

Retirement Benefits

   US Airways previously maintained a defined benefit retirement plan (Retirement Plan) for its salaried employees which provided noncontributory benefits based upon years of service and the employee's highest three-year average annual compensation during the last ten calendar years of service. Under the Retirement Plan, benefits were generally payable commencing at age of
65. However, the Retirement Plan provided reduced early retirement benefits commencing as early as age 55. Benefits under the Retirement Plan were integrated with the Social Security program.

   US Airways also maintained an unfunded supplemental retirement plan (Supplemental Plan) which provided those benefits which would otherwise be payable to officers under the Retirement Plan, but which, under the Internal Revenue Code (Code), were not permitted to be funded or paid through the Retirement Plan.

   Other than Ms. Bryan, none of the named executive officers participate in the Retirement Plan or the Supplemental Plan. However, Messrs. Wolf, Siegel, Gangwal, Nagin, Mutryn, and Taylor, have entered into agreements which provide for the payment of the same supplemental retirement benefits as would have been payable had they participated in the Retirement Plan and the Supplemental Plan. The benefits under the supplemental retirement arrangements, which are payable when the executive is no longer a full-time employee, are based on actual salary and bonus (salary and assumed maximum bonus with respect to his final full year of employment) for Mr. Wolf, actual salary and bonus for Mr. Siegel, the greater of actual salary and bonus or base salary and assumed maximum bonus for Mr. Gangwal, base salary and assumed maximum bonus for Mr. Nagin, and base salary and assumed target bonus paid for Messrs. Mutryn and Taylor. The benefits payable to Messrs. Wolf, Siegel, Gangwal and Nagin are subject to an offset for benefits payable under the tax-qualified and non-qualified defined contribution plan retirement program. The credited years of service under these supplemental arrangements for each of the individuals included in the Summary Compensation Table are as follows: Mr. Wolf-30 years, Mr. Gangwal-30 years, Mr. Nagin-30 years, Mr. Mutryn-3 years, and Mr. Taylor-3 years. The credited years of service under these supplemental arrangements for Mr. Siegel are as follows:
3 years of credited service for each of the first five years of service, 5 additional years of credited service upon the completion of five years of service, and thereafter an additional 1.5 years of credited service for each year of service up to a maximum of 30 years of credited service. Ms. Bryan has eight years of Credited Service in the Retirement Plan.

   The following table presents the noncontributory benefits payable per year for life to employees under the Retirement Plan and the Supplemental Plan, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.

                                                    Credited Service
                                   --------------------------------------------------
Final Average Earnings             10 Years 15 Years  20 Years   25 Years   30 Years
----------------------             -------- -------- ---------- ---------- ----------
$  250,000........................ $ 54,024 $ 81,036 $  108,048 $  135,060 $  147,560
   500,000........................ $114,024 $171,036 $  228,048 $  285,060 $  310,060
   750,000........................ $174,024 $261,036 $  348,048 $  435,060 $  472,560
 1,000,000........................ $234,024 $351,036 $  468,048 $  585,060 $  635,060
 1,250,000........................ $294,024 $441,036 $  588,048 $  735,060 $  797,560
 1,500,000........................ $354,024 $531,036 $  708,048 $  885,060 $  960,060
 1,750,000........................ $414,024 $621,036 $  828,048 $1,035,060 $1,122,560
 2,000,000........................ $474,024 $711,036 $  948,048 $1,185,060 $1,285,060
 2,250,000........................ $534,024 $801,036 $1,068,048 $1,335,060 $1,447,560
 2,500,000........................ $594,024 $891,036 $1,188,048 $1,485,060 $1,610,060

   The values reflected in the above chart represent the application of the Retirement Plan and Supplemental Plan formula to the specified amounts of compensation and years of service.

Employment Arrangements

   Mr. Siegel joined US Airways in March, 2002. Under his employment arrangements with the Company and US Airways, Mr. Siegel is entitled to an annual base salary of not less than $750,000. Base salary is to be reviewed at least annually, and, if increased, may not thereafter be decreased. Upon employment, Mr. Siegel received a one time payment of $750,000. In addition, Mr. Siegel is eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. Under the plan, Mr. Siegel may receive a bonus of 100% of annual base salary for target results, which may be increased for results in excess of the target up to a maximum bonus of 200% of base salary. Mr. Siegel's employment arrangement provides that he is entitled to a minimum incentive payment for the 2002 fiscal year of no less than the target amount. Mr. Siegel is also eligible for a bonus of 220% of his average annual base salary from the Company's Long Term Incentive Plan (LTIP) if certain target results are achieved during the performance period, which may be increased to a maximum bonus of 440% for results exceeding the target.

   Mr. Siegel is entitled to an award of stock options and Restricted Stock, as follows: (i) 750,000 stock options effective March 1, 2002, at an exercise price based on the fair market value of the stock on the date of the grant, scheduled to vest 25% on each of March 11, 2002 and the three succeeding anniversaries of the grant date; (ii) 500,000 stock options effective March 11, 2003, at an exercise price based on the fair market value of the stock on the date of the grant with such options vesting on a pro-rata basis over a three year period; and (iii) 350,000 shares of Restricted Stock, effective March 11, 2002, with all shares vesting on the third anniversary of the grant date, provided however, that if Mr. Siegel's employment should terminate under certain circumstances prior to the third anniversary of the grant date, he will vest in the number of shares determined as if 25% of the shares vested on March 11, 2002 and each of the three succeeding anniversaries of the grant date.

   Prior to his assumption of the role of non-executive Chairman of the Company and US Airways in March, 2002, Mr. Wolf was entitled to an annual base salary of not less than $875,000 effective January 2002 through the date of his retirement from the Company in March 2002. During 2001, and while he was executive Chairman of the Company and US Airways, he was entitled to a base salary of not less than $600,000 which was increased to $675,000 in October 2001. From September 2001 through December 31, 2001, Mr. Wolf did not accept any base salary and he only accepted base salary at an annual rate of $600,000 beginning January 2002 through his retirement as Chief Executive Officer. In addition, Mr. Wolf was eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. Under the plan, Mr. Wolf could have received a bonus of 100% of annual base salary for target results, which could have been increased for results in excess of the target up to a maximum bonus of 200% of base salary. Mr. Wolf was also eligible for a bonus of 220% of his average annual base salary from the Company's Long Term Incentive Plan (LTIP) if certain target results were achieved during the performance period, which could have been increased to a maximum bonus of 440% for results exceeding the target. Mr. Wolf declined to accept payment from the LTIP for the performance period ending with fiscal year 1999 and no amount was payable from the LTIP for the performance periods ending with fiscal years 2000 and 2001.

   Prior to his resignation in November 2001, Mr. Gangwal was entitled under his employment arrangement to an annual base salary of not less than $875,000. In addition, Mr. Gangwal was eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieved its target objectives, Mr. Gangwal could have received a bonus of 100% of his annual base salary, which could have been increased for results in excess of the target up to a maximum bonus of 200% of his base salary. Mr. Gangwal also could have received a bonus of 220% of his average annual base salary if the Company achieved its target objectives during the performance period under the LTIP, and up to a maximum of 440% of his average annual base salary for results exceeding the target. Mr. Gangwal declined to accept payment from the LTIP for the performance period ending with fiscal year 1999 and no amount was payable from the LTIP for the performance periods ending with fiscal years 2000 and 2001.

   Prior to his retirement on March 31, 2002, Mr. Nagin was entitled to receive an annual base salary of not less than $480,000. In addition, Mr. Nagin was eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieved its target objectives, Mr. Nagin could have received a bonus of 60% of his annual base salary, which could have been increased for results in excess of target up to a maximum bonus of 120% of his base salary. Mr. Nagin also could have received a bonus of 80% of his average annual base salary if the Company achieved its target objectives during the performance period under the LTIP, and up to a maximum of 160% of his average annual base salary for results exceeding the target. No amount was payable from the LTIP for the performance periods ending with fiscal years 2000 and 2001.

   Messrs. Mutryn and Taylor and Ms. Bryan are eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieves its target objectives, Mr. Mutryn and Ms. Bryan may receive a bonus of 60% of their respective annual base salaries, which may be increased for results in excess of the target up to a maximum bonus of 120% of base salary. Mr. Taylor may receive a bonus of 50% of his annual base salary, which may be increased for results in excess of the target up to a maximum bonus of 100% of base salary. Mr. Mutryn and Ms. Bryan are also eligible for a bonus under the LTIP of 80% of their respective average annual base salaries if the Company achieves its target objectives which may be increased up to a maximum of 160% of average annual base salary for results exceeding target. Mr. Taylor is eligible for a bonus under the LTIP of 70% of his average annual base salary if the Company achieves its target objectives which may be increased up to a maximum of 140% of average annual base salary for results exceeding target.

   In connection with their employment arrangements, each of Messrs. Wolf, Siegel and Nagin (prior to his retirement) are entitled to reimbursement of fees for certain tax and financial planning advice.

Arrangements Concerning Termination of Employment and Change of Control

   Consistent with the practice in the industry, US Airways has entered into an employment agreement with Mr. Siegel. The term of Mr. Siegel's employment agreement extends until the third anniversary thereof, or his normal retirement date, and is subject to automatic one-year annual extensions on each anniversary date unless advance written notice is given by US Airways. In exchange for his commitment to devote his full business efforts to US Airways, Mr. Siegel's employment agreement provides that he will be re-elected to his current position and will receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the employment agreement and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in Mr. Siegel's employment agreement, the term of his employment agreement is automatically extended until the third anniversary of the change of control date or his normal retirement date.

   Mr. Siegel's employment agreement provides that, should US Airways or any successor fail to re-elect Mr. Siegel to his position, assign him to duties which result in a diminution in his position, duties, authority or responsibilities, fail to compensate him as provided in his employment agreement, relocate him in violation of the terms of his employment agreement, fail to require any successor to US Airways to comply with the employment agreement or otherwise terminate his employment in violation of the employment agreement, Mr. Siegel may elect to treat such failure as a breach of the employment agreement if he then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of his employment agreement, US Airways or its successor would be required to pay Mr. Siegel a lump sum equal to three years' base salary and to continue granting certain employee benefits for 3 years. If the breach follows a change of control, Mr. Siegel will be entitled to receive (i) a lump sum payment equal to the product of three times the sum of his annual base salary plus an annual bonus, and (ii) continuation of his pension, health insurance, travel and certain other welfare and fringe benefits for 3 years (except for travel and health insurance benefits which will continue for the remainder of his life). Mr. Siegel shall be entitled to recover from

US Airways reasonable attorney's fees in connection with enforcement of his rights under his employment agreement. Mr. Siegel's employment agreement also provides that any payments Mr. Siegel receives in the event of a termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, Mr. Siegel would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

   Mr. Wolf's agreement provides for his employment as Chief Executive Officer until a replacement has been elected by the Board of Directors, which occurred in March 2002 when Mr. Siegel was elected Chief Executive Officer of the Company and US Airways. In addition, Mr. Wolf's agreement provides for Mr. Wolf's continued service as non-executive Chairman, the position he assumed when Mr. Siegel was elected Chief Executive Officer, or as a director or consultant to the Board of Directors until the earlier of (i) age 65 or (ii) a change of control. While Mr. Wolf serves as non-executive Chairman, he will not receive any base salary or director fees but will be eligible for such incentive compensation as determined by the Board of Directors and he will continue to receive certain benefits on the same basis that such benefits were provided to him immediately prior to the change in his status from Chief Executive Officer to non-executive Chairman. In the event of a change of control, during the term of his agreement, Mr. Wolf's role with the Company will cease and he will be entitled to receive (i) a lump sum equal to three times the sum of Mr. Wolf's highest annual salary in effect during the term of the agreement and highest bonus, and (ii) a payment with respect to each performance period under the LTIP that had not been completed on the date of the change of Mr. Wolf's status to non-executive Chairman equal to the amount that would have been paid with respect to such performance period if the performance factors for such period had been achieved. Mr. Wolf previously declined to accept a severance payment to which he would have been entitled under his prior employment agreement.

   Mr. Wolf's agreement also provides that regardless of the reason for the termination of Mr. Wolf's services to the Company, he is entitled to receive
(i) travel benefits for his lifetime; (ii) health benefits for he and his spouse for the remainder of their lives; and (iii) certain other fringe benefits provided to him as Chief Executive Officer to the extent such benefits are provided to other officers of the Company. Under the terms of his employment contract, Mr. Wolf is also entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of his rights under the agreement. Mr. Wolf's agreement provides that any payments that Mr. Wolf receives in the event of a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, Mr. Wolf would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

   Prior to his retirement, US Airways had also entered into an employment contract with Mr. Nagin. The terms of Mr. Nagin's employment agreement extended until the third anniversary thereof, or his normal retirement date, and were subject to automatic one-year annual extensions on each anniversary date unless advance written notice was given by US Airways. In exchange for Mr. Nagin's commitment to devote his full business efforts to US Airways, the agreement provided that Mr. Nagin would be re-elected to his then current position and would receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in Mr. Nagin's employment agreement, the term of his employment agreement were automatically extended until the earlier of the third anniversary of the change of control date or Mr. Nagin's normal retirement date.

   Mr. Nagin's employment agreement provided that, should US Airways or any successor fail to re-elect Mr. Nagin to his position, assign him to duties which result in a diminution in his position, duties, authority or responsibilities, fail to compensate Mr. Nagin as provided in his employment agreement, relocate Mr. Nagin in violation of his employment agreement, fail to require any successor to US Airways to comply with the employment agreement or otherwise terminate Mr. Nagin's employment in violation of the Employment Contract, Mr. Nagin could have elected to treat such failure as a breach of the employment agreement if Mr. Nagin then terminated employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of his employment agreement, US Airways or its successor would be required to pay Mr. Nagin a lump sum equal to three years' base salary, and to continue granting certain employee benefits for 3 years. If the breach follows a change of control, Mr. Nagin would have been entitled to receive (i) a lump sum payment equal to the product of three times the sum of his annual base salary plus an annual bonus, and (ii) continuation of his pension, health insurance, travel and certain other welfare and fringe benefits for 3 years. In addition, during the 30-day period immediately following the first anniversary of a change of control, Mr. Nagin could have elected to terminate his employment agreement for any reason and receive the liquidated damages described in the immediately preceding sentence. Mr. Nagin's employment agreement provided that Mr. Nagin would be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of his rights under the employment agreement. Mr. Nagin's employment agreement also provided that any payments that he received in the event of a termination after a change of control could be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, Mr. Nagin would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code. Mr. Nagin's employment agreement terminated upon his retirement in March 2002.

   Mr. Wolf's benefits under the supplemental retirement agreement described on page 15 would have vested immediately upon a change of control, a termination of employment without cause or upon resignation for good reason. Mr. Siegel's benefits under the supplemental retirement agreement will vest immediately upon a change of control. Certain of Messrs. Wolf's and Siegel's restricted stock will vest immediately upon a change of control or his death or disability. All of Messrs. Wolf's and Siegel's stock options will vest immediately upon a change of control.

   Prior to the resignation of Mr. Gangwal, the Company had entered into substantially the same arrangements with Mr. Gangwal. Such agreements terminated upon Mr. Gangwal's resignation.

   In 2001, the Company has also entered into severance agreements (Severance Agreement) with Messrs. Mutryn and Taylor and Ms. Bryan.

   The Severance Agreement extends until the earlier of the severance of their employment, or their retirement date. The Severance Agreements provide that if, within the two year period commencing with the effective date of the Agreement, the executive officer's employment should be terminated other than for cause (as defined in the Severance Agreement), demoted or if there is a reduction in base salary, he or she may elect to treat such occurrence as a breach of the Severance Agreement if he or she then elects to terminate employment. Under such circumstances, Messrs. Mutryn and Taylor and Ms. Bryan would be entitled to receive (i) a lump sum payment equal to the product of two times the sum of his or her annual salary plus target bonus and (ii) certain health insurance and travel benefits for the remainder of his or her life. In addition, the Severance Agreements provide that if Messrs. Mutryn or Taylor, or Ms. Bryan, terminate employment after the two year period commencing on the effective date of the Severance Agreement, they will be entitled to certain health insurance and travel benefits for the remainder of their lives. Pursuant to the terms of the Severance Agreement, if following a change of control, US Airways should assign him or her duties which are inconsistent with his or her position, authorities, duties or responsibilities, fail to compensate him or her in accordance with the terms of the Severance Agreement, require relocation under certain circumstances, fail to require any successor to US Airways to comply with the Severance Agreement or otherwise terminate his or her employment in violation of the Severance Agreement, he or she may elect to treat such failure as a breach of the Severance Agreement if he or she then terminates employment.

   Under such circumstances Messrs. Mutryn and Taylor and Ms. Bryan will be entitled to receive (i) a lump sum payment equal to the product of three times the sum of his or her annual salary plus annual bonus, (ii) certain health insurance benefits, (iii) travel benefits for life; and (iv) continuation of certain other benefits during the three year period following the termination of employment. The Severance Agreement provides that Messrs. Mutryn and Taylor and Ms. Bryan shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of their rights under the Severance Agreement. The Severance Agreement further provides that any payments received in the event of termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes incurred as a result of such payments, Messrs. Mutryn and Taylor and Ms. Bryan would receive the same after-tax amount they would have received had no excise tax been imposed under Section 4999 of the Code.

   Messrs. Mutryn's and Taylor's benefits under the supplemental retirement agreement will vest immediately upon a change of control or upon resignation for good reason.

   Currently, under the Company's 1996 Stock Incentive Plan (1996 Plan), pursuant to which employees of the Company and its subsidiaries have been awarded stock options with respect to Common Stock and shares of restricted stock, the occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof, and under certain circumstances, would cause shares of restricted stock to vest.

   In addition under the terms of the LTIP, upon the occurrence of a change in control, as defined, each participant in the LTIP will be entitled to receive a payment with respect to each performance period that has not been completed equal to the amount that would have been paid with respect to such performance period if the performance factors for such period had been achieved at the target level.

                      HUMAN RESOURCES COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

   The Human Resources Committee (the "Committee") is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the Summary Compensation Table. This report describes the policies and approach of the committee in establishing executive compensation during 2001.

Committee Approach to Compensation

   In determining the principal components of executive compensation, the Committee, in consultation with an independent compensation consultant, considers the following factors: (a) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management; (b) Company performance, both year over year and in comparison to other companies within the airline industry; (c) the individual performance of the executive; (d) comparative compensation studies; and (e) historical compensation levels at the Company.

   The Committee reviews the compensation levels for peer-level positions of premier companies of similar size to the Company, as well as at other major domestic passenger airlines, including, but not limited to, American Airlines, Inc. ("American"), Continental Airlines, Inc. ("Continental"), Delta Air Lines, Inc. ("Delta"), Northwest Airlines Corporation ("Northwest") and United Air Lines Inc. ("United") and airline compensation data. Two of these airlines are included in the S&P Airline Index used in the Performance Graph.

   During 2001, the Committee modified its approach to compensation. The Committee now targets base salary to be in the 60-70% level of the industry peer group for the named executive officers. Total compensation is targeted to be at or above the median compensation levels in the industry. However, a significant portion of total compensation is variable and value is dependent upon Company performance. Stock awards and long-term incentive compensation, and consequently total compensation, are intended to link a significant portion of each executive officer's compensation to the performance of the Company's stock, thereby increasing shareholder value.

Components of Executive Compensation

   Base Salary. Historically, base salaries are reviewed annually, in connection with promotions and when responsibilities for the position are changed. In 2001, the Committee recognized the need to retain executive talent in light of (1) the termination of the merger agreement with UAL Corporation;
(2) the severance agreements of the senior executives that were triggered upon shareholder approval of the merger agreement with UAL Corporation that allows eligible executives to receive their severance benefits if their job responsibilities are significantly altered, thereby creating a potential conflict for the Company and US Airways as they reorganize and streamline for the future; and (3) the business challenges facing the airline industry and the Company following the September 11/th terrorist attacks. As a result, the Committee has reevaluated its approach to base salaries and has established base salaries at 60-70th/ percentile of the airline industry peer group, which represents an increased emphasis from prior years on base salaries as a component of total compensation. In exchange for receiving an increase in base salary and certain other benefits, each senior vice president entered into a new severance agreement pursuant to which each gave up the right to certain payments and benefits they could have received under a prior agreement. The new severance agreements provide the Company enhanced flexibility to reorganize and streamline its operations.

   Annual Cash Incentive Compensation. The Committee adopted and administers the Incentive Compensation Plan (the "ICP plan"). All officers, including the named executive officers, and certain other key management employees of the Company are eligible to participate in the ICP plan. The ICP plan provides for the payment of both incentive and discretionary awards. The incentive awards are based upon the Company achieving a performance objective, which is set by the Committee annually. The Committee also establishes target percentages for each executive. The target awards for the executive officers range from 50% to 60% of base salary for Senior Vice Presidents to 60% for Executive Vice Presidents, and 100% of base salary for the Chief Executive Officer and for the Chairman. If the Company's objective is exceeded, then the incentive award may be increased up to a maximum amount of double the target percentage, or 100% to 200% of base salary. The Committee retains the discretion to adjust any award based on individual performance. The Committee also retains the discretion to pay a discretionary award in a year when the Company did not achieve its objective or to pay an award in addition to the maximum incentive award when circumstances are appropriate for such discretionary awards.

   For the 2000 fiscal year, the Committee set as the Company's target objective a stated percentage "Operating Margin." Since the Company did not attain its performance objectives, no ICP awards were made to officers for fiscal year 2000.

   For the 2001 fiscal year, the Company delayed establishing performance objectives until the consummation of the merger with UAL Corporation. After the termination of the merger agreement, the Committee recognized that traditional performance objectives based strictly on financial results would not serve as an effective retention mechanism or further the Company's objectives of increasing the overall performance of the Company. Accordingly, for the 2001 fiscal year, the Committee eliminated the traditional "operating margin" performance objective and determined to make payments at the target level, subject to individual performance with the ability to receive an increased payment if certain management objectives are achieved. While the Company achieved some of the established objectives for the 2001 fiscal year, given the current financial situation of the Company in the wake of September 11/th/, the Committee has not yet considered whether incentive payments will be made to the named executive officers for 2001.

   Long Term Cash Incentive Compensation. During 1998, the Board of Directors adopted a long term cash incentive compensation plan ("LTIP"). The LTIP was deemed necessary to hire and retain high performance executives. The purpose of the LTIP is to tie a portion of total compensation to operating results over a longer time period. With this overall compensation approach, the Committee believes it will more closely align executive compensation with Company performance while enabling the Company to recruit and retain talented executives with attractive total compensation packages.

   In the first three performance periods ending with fiscal years 1999, 2000 and 2001, the Committee set as the Company's objective the weighted average pre-tax adjusted margin of selected competitors. The target award percentage for executive officers under the LTIP ranges from 70% to 80% of average annual base salary for Senior Vice Presidents, 80% of average base salary for Executive Vice Presidents and 220% of average annual base salary for the Chief Executive Officer and the Chairman.

   For the first performance period ending with fiscal year 1999, the LTIP paid out at 62% of the target percentage established by the Committee based upon the Company's pre-tax adjusted margin. However, both the Chairman and the Chief Executive Officer declined to accept payments for the performance period ending with fiscal year 1999.

   For the second performance period ending with fiscal year 2000, the Company failed to achieve the minimum threshold required for payments from the LTIP. Accordingly, no payments were made from the LTIP for the 1998-2000 performance period.

   For the third performance period ending with fiscal year 2001, the Company also failed to achieve the minimum threshold required for payments from the LTIP. Accordingly, no payments will be made from the LTIP for the 1999-2001 performance period.

   Stock Options. The executive officers of the Company participate in the Company's 1996 Stock Incentive Plan (the "1996 Plan") which is administered by the Committee. The Committee is authorized to grant options under the 1996 Plan at an exercise price equal to the fair market value of a share of Common Stock on the effective date of the grant. The Committee is also authorized under the terms of the 1996 Plan to grant awards of restricted stock. The Committee sets the long-term incentive stock compensation for its executive officers above the median of the airline industry peer group. The Committee believes that granting stock options and restricted stock to executive officers aligns the executive's interests more closely with those of the stockholders of the Company by tying a meaningful portion of compensation to the performance of the Company's stock. The Committee considers the individual performance of each executive officer, historical stock grants made by the Company to the individual, survey data and the recommendations of its independent compensation consultant.

   Historically, stock options have generally been granted to officers on an annual basis. During 2001, the Committee recognized that the financial impact of the termination of the merger agreement with UAL Corporation and the September 11/th terrorist attacks had significantly decreased the value of restricted stock and stock options granted to executive officers in prior years, thereby reducing the retention value of such grants. Additionally, no new annual grants had been made since the announcement of the United merger. The Committee determined that new stock grants were necessary in order to incent executives to remain with the Company, and to reward them for future increases in the share price. /

CEO Compensation

   In establishing the compensation of the Chairman and the President and Chief Executive Officer, the Human Resources Committee considered, among other things, that Mr. Wolf and Mr. Gangwal (1) had not received an increase in base compensation since 1998, (2) their compensation was set below their competitors in the industry, and (3) the value of their stock holdings, which were intended to make up a significant component of their total compensation, had declined substantially as a result of the events of September 11, 2001. In addition, the Committee considered the significant business challenges facing the Corporation.

   With the resignation of Mr. Gangwal in November 2001, Mr. Wolf reassumed the role of Chief Executive Officer in addition to his duties as the Chairman of the Company and US Airways while the Company conducted a search for a new Chief Executive Officer. In recognition of the additional duties that he had assumed, the Committee determined to compensate Mr. Wolf at the level that the Committee had previously established for Mr. Gangwal while he served as the Chief Executive Officer. The Committee also sought to ensure that in connection with the election of a replacement Chief Executive Officer, Mr. Wolf would continue to serve in an advisory capacity to the Company and US Airways, either as non-executive Chairman of the Company and US Airways, a director or a consultant.

Deductibility of Executive Compensation

   Section 162(m) of the Code limits the tax deduction of a publicly-held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Generally, the Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company's compensation programs. Some, but not all, of the compensation programs established for executive officers comply with the deductibility requirements under Section 162(m). The Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

   This report has been approved by all members of the Committee.

                                          Mathias J. DeVito, Chairman
                                          Peter M. George
                                          John G. Medlin, Jr.
                                          Hanne M. Merriman
                                          Raymond W. Smith

                                    [CHART]

        US Airways Group      S&P 500     S&P Airline
1996        100.00             100.00        100.00
1997        267.38             131.01        168.15
1998        222.46             165.95        162.55
1999        137.17             198.35        161.07
2000        173.53             178.24        239.78
2001         27.12             218.58        161.39


   The above graph compares the performance of the Company's Common Stock during the period December 31, 1996 to December 31, 2001 with the S&P 500 Index and the S&P Airline Index during the relevant time period. The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Airline Index, at closing prices on December 31, 1996. The stock price performance shown on the graph above is not necessarily indicative of future price performance. The S&P Airline Index consists of American, Delta, Southwest Airlines Co. and the Company.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board of Directors of US Airways Group, Inc. is composed of five non-employee members of the Board of Directors. Each member of the Audit Committee is independent, as defined by the New York Stock Exchange. The Board of Directors has adopted a written Audit Committee Charter.

   The Audit Committee reviews the Company's accounting and financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls.

   In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

   The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors, the auditors' independence from the Company and its management. The Audit Committee has considered whether certain non-audit services provided by KPMG LLP to the Company in 2001 is compatible with maintaining auditor independence. The Company incurred the following fees for services performed by its independent auditors, KPMG LLP, in fiscal year 2001:

   Audit Fees:................................................... $  615,000
   Financial Information Systems Design and Implementation Fees.. $        0
   All other fees................................................ $1,370,000

--------
   All other fees includes $875,000 of audit related services and $495,000 of tax services. Audit related services consists principally of audits of financial statements of employee benefit plans, accounting research and review of registration statements and related issuance of consents.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The report was filed with the Securities and Exchange Commission on March 28, 2002. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of the Company's independent auditors.

   This report has been approved by all members of the Audit Committee.

                                          Hanne M. Merriman, Chairman
                                          Robert L. Johnson
                                          Robert LeBuhn
                                          Thomas H. O'Brien
                                          Hilda Ochoa-Brillembourg

                      SELECTION OF AUDITORS (Item No. 2)

   The Board of Directors has named KPMG LLP as independent public accountants to examine the consolidated financial statements of the Company for fiscal year 2002, subject to ratification by the stockholders. KPMG LLP acted in the same capacity during 2001. A representative from that firm is expected to be present at the annual meeting of stockholders and will be afforded an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

STOCKHOLDER PROPOSAL CONCERNING CUMULATIVE VOTING (Item No. 3)

   Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 1,000 shares of Common Stock, has advised the Company of her intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of Common Stock, present in person or represented by proxy at the meeting and entitled to vote.

   RESOLVED: "That the stockholders of US AIRWAYS, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

Supporting Statement of Mrs. Evelyn Y. Davis

   REASONS: "Many states have mandatory cumulative voting, so do National Banks." "In addition, many corporations have adopted cumulative voting." "Executive compensation has been excessive, particular since many employees have been laid off, the stock has dropped more than 90% in price as of September 2001, and the Company continues to employ minimum wage people to check bags. A director elected by cumulative voting might be more amenable to make appropriate changes re these issues." "Last year the owners of 7,685,182 shares, representing approximately 20.67% of shares voting, voted FOR this proposal."

   "If you AGREE, please mark your proxy FOR this resolution."

Statement of the Company in Opposition to the Stockholder Proposal

   Ms. Davis presented a similar proposal in 1999, 2000 and 2001. Last year, the stockholders rejected this proposal by a vote of 79.33% against.

   As it has in prior years, the Board of Directors recommends a vote against the cumulative voting proposal because the Board firmly believes that cumulative voting is not in the best interest of the Company or its stockholders.

   The Company's current voting system ensures that each Director is elected by a plurality of the votes cast. By contrast, cumulative voting could favor special interests. The Board of Directors believes that each Director should be chosen for his or her qualifications and ability to serve the Company and our stockholders. To do otherwise would sacrifice the interests of the Company and stockholders as a whole.

   Each Director has the duty to represent all the stockholders and to advance the best interest of the Company. By permitting a relatively small group of stockholders to pool their votes and elect a Director, cumulative voting would produce a conflict between the Director's duty to represent all the stockholders and the Director's allegiance to his or her narrow constituency.

   A system of cumulative voting could render a partisan Board, as special interest concerns prevent the members of the Board from working together as a smoothly functioning unit.

   In summary, the Company believes that the existing system of one vote per share is working well.

Accordingly, the Board of Directors urges you to vote AGAINST the stockholder resolution (Item No. 3).

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

   The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

   The Company's by-laws require stockholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. This by-laws provision requires stockholders to provide the Company with notice of their intent to nominate directors or propose new business at an Annual Meeting not less than 30 days nor more than 60 days prior to such Annual Meeting; provided, however, that in the event less than 40 days prior written notice or prior public disclosure of the date of the meeting is given or made to the stockholder, such notices by the stockholder must be received by the Company not later than close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

   Assuming the 2002 Annual Meeting is held as scheduled, notice of intent to nominate directors or propose new business to be brought before the 2002 Annual Meeting must have been received in proper form on or prior to April 23, 2002.

                     COST AND METHOD OF PROXY SOLICITATION

   Proxies will be solicited by mail. The expense of such solicitation will be borne by the Company. Directors, officers, or regular employees of the Company and US Airways may solicit proxies in person. The cost of such solicitation will be nominal. In addition, D.F. King & Co., Inc. has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee not to exceed $17,500 for its services.

     DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   As discussed above, the Company's by-laws require stockholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. In addition, in accordance with federal securities laws, proposals to be submitted by stockholders for consideration at the Company's next Annual Meeting and inclusion in the Company's 2003 Proxy Statement must be received by the Company at its executive offices in Arlington, Virginia, not later than December 12, 2002.

     AVAILABILITY OF ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

   Copies of the Company's Annual Report to Stockholders on Form 10-K for the year ended December 31, 2001, which includes certain financial information about the Company, have been mailed to the Company's stockholders. Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: US Airways Group, Inc., Investor Relations, 2345 Crystal Drive, Arlington, Virginia 22227, (703) 872-5305. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

                                          By Order of the Board of Directors,

                                                  Jennifer C. McGarey
                                                     Secretary

April 12, 2002

                             US AIRWAYS GROUP, INC.

                      2002 ANNUAL MEETING OF STOCKHOLDERS

                             WEDNESDAY, MAY 15, 2002

                                    9:30 A.M.

                    To vote your shares:

                    o  Mark, sign and date the proxy card below
                    o  Detach the proxy card
                    o Return the proxy card in the postage-paid envelope provided

                          \/ DETACH PROXY CARD HERE \/
--------------------------------------------------------------------------------

[  ]  Mark, Sign, Date and Return           [X]   Votes must be indicated
      the Proxy Card Promptly Using               (x) in Black or Blue ink.
      the Enclosed Envelope.


            BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  Election of Directors


FOR all nominees   [  ]        WITHHOLD AUTHORITY to vote      [  ]         *EXCEPTIONS   [  ]
listed below                   for all nominees listed below


Nominees:  M.J. DeVito, P.M. George, R.L. Johnson, R. LeBuhn, J.G. Medlin, Jr.,
           H.M. Merriman, T.H. O'Brien, H. Ochoa-Brillembourg, R.B. Priory,
           D.N. Siegel, R.W. Smith, S.M. Wolf

(INSTRUCTIONS: To vote for all nominees other than certain specified nominees, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ___________________________________________________________________
                                                     FOR     AGAINST    ABSTAIN

2.  Ratification of the selection of KPMG           [   ]     [   ]      [   ]   To change your address, please mark this box. [  ]
    LLP as auditors.


BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

3.  Stockholder proposal concerning cumulative      [   ]     [   ]      [   ]
    voting.
-------
|
|                                                                                     [SCAN LINE]
|


                                              |
                                              |                                  NOTE: Please sign as name appears hereon. Joint
                                              |                                  owners should each sign. When signing as
                                        ------                                   attorney, executor, administrator, trustee or
                                                                                 guardian, please give full title as such.


                                                      Date       Share Owner sign here    Co-Owner sign here
                                                    _________________________________________________________

                                                    _________________________________________________________

                                      3955

                                ADMISSION TICKET
                             US AIRWAYS GROUP, INC.
                       2002 ANNUAL MEETING OF STOCKHOLDERS
                             WEDNESDAY, MAY 15, 2002
                              9:30 a.m. Local Time

                              Capital Hilton Hotel
                             16th & K Street, N.W.
                              Washington, DC 20036

             This admission ticket admits only the named stockholder

Note: If you plan on attending the annual meeting in person, please bring, in
----
addition to this admission ticket, a proper form of identification. Video, still photography or recording devices are not permitted at the annual meeting. For safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

--------------------------------------------------------------------------------

                             US AIRWAYS GROUP, INC.
                                      PROXY
         Proxy Solicited on Behalf of The Board of Directors for Annual
                     Meeting of Stockholders on May 15, 2002

      The undersigned hereby appoints M. V. Bryan and J. C. McGarey, and each of them, proxies (each with power of substitution) of the undersigned to attend the above annual meeting of stockholders of US Airways Group, Inc. and any adjournment or postponement thereof and thereat to vote all shares of stock held by the undersigned, as specified on the reverse side, and on any other matters that may properly come before said meeting.

      For those participants who may hold shares in the US Airways, Inc. Employee Stock Ownership Plan, the US Airways, Inc. 401(k) Savings Plan, the US Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401(k) Savings Plan for Pilots or the Supplemental Retirement Plan of Piedmont Aviation, Inc. (collectively, the "Plans"), please fill in and sign this card and mail it in time to be received no later than May 10, 2002, in order to be voted in a timely manner by the administrator of the Plans, Fidelity Management Trust Company (the "Administrator"). After May 10, 2002, the instructions cannot be revoked and, in accordance with the Plans, you may not vote these shares in person at the meeting. The Administrator is authorized to vote the Plan shares for which instructions have been given upon such other business as may come before the meeting. The Bank of New York will tally the vote on behalf of the Administrator.

      THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.




                                       US AIRWAYS GROUP, INC.
                                       P.O. BOX 11029
                                       NEW YORK, N.Y. 10203-0029